                                                                   EXHIBIT 10.20

CONFIDENTIAL INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT. THE COMPANY HAS REQUESTED CONFIDENTIAL TREATMENT WITH RESPECT TO SUCH REDACTED INFORMATION AND HAS FILED THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITHOUT REDACTION. PLACES IN THIS EXHIBIT WHERE CONFIDENTIAL INFORMATION HAS BEEN REDACTED ARE MARKED AS "[REDACTED]".


                            ICN PHARMACEUTICALS, INC.
                                CLOSING AGREEMENT

     THIS CLOSING AGREEMENT (the "Agreement") is made effective as of the last date it is signed by either party (the "Effective Date"), by and between ICN PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and MILAN PANIC ("Executive"), an individual (collectively, "the parties").

                                    RECITALS

     WHEREAS, the Company and Executive are parties to an Employment Agreement dated January 1, 1999 (the "Employment Agreement");

     WHEREAS, Executive's employment terminated June 30, 2002 (the "Termination Date");

     WHEREAS, Executive is entitled to certain benefits under Section 11 of the Employment Agreement based on the occurrence of a change of control and Executive's employment termination; and

     WHEREAS, the Company wishes to satisfy its obligations under Section 11 of the Employment Agreement by providing benefits to Executive, and the parties wish to enter into certain additional covenants as set forth below.

                                    AGREEMENT

     NOW, THEREFORE, for consideration, the value, sufficiency, and receipt of which are hereby acknowledged, the parties agree as follows.

     1. ACTIONS BY THE COMPANY.

        (a) Severance Payment. Within fourteen (14) business days of the date that Executive returns to the Chief Executive Officer ("CEO") of the Company a fully executed copy of this Agreement, the Company will pay Executive the amount of $4,500,000, less applicable deductions and withholdings (the "Severance Payment") (including, but not limited to, deductions expressly provided in this Agreement, standard deductions required by law, and any additional deductions or withholdings as directed by Executive prior to receipt of the Severance Payment). In addition, Executive has claimed a right to indemnification by the Company for a $500,000 penalty paid by Executive to the Securities and Exchange Commission (SEC) in SEC v. ICN Pharmaceuticals, Inc., Milan Panic, Nils D. Johannesson, and David Watt, Civil Action No. SACV 99-1016 DOC (ANx) (the "SEC Action"). The Company acknowledges that: Executive has maintained that he was innocent of wrongdoing in connection with the allegations in the SEC Action; he has disputed his obligation to make any penalty payment to the SEC in connection therewith; and in the absence of this Agreement, Executive intends to assert a claim for indemnification against the Company with respect to such payment. Therefore, in settlement of such claim, Executive agreed to reduce the $5,000,000 severance amount to which he is otherwise entitled under Section 11(b)(i) of the Employment Agreement by $500,000, in exchange for which the Company agrees to make a payment of $500,000 to Executive, from which the Company shall not make withholdings or deductions; provided, however, that if this payment is not approved in writing by the Special Litigation Committee of the Company's Board of Directors within sixty (60) days of the Effective Date of this Agreement, then this payment shall be considered part of the Severance Payment. In the event that the Special Litigation Committee does not approve the SEC Action payment as set forth herein, Executive shall have the right to arbitrate, as provided in Section 9, a claim of indemnification for the payment of the SEC Action penalty (notwithstanding any release he is otherwise providing pursuant to Section 4). The Company makes no representation or promise with respect to the tax treatment Executive will receive with respect to the SEC Action payment by the Company. The parties agree that the Employment Agreement is hereby amended to incorporate the [REDACTED], as a substitute for the requirement under Section 11(b)(i) of the Employment Agreement to obtain a written opinion from a law firm as to whether the amount paid pursuant to
Section 11(b)(i) constitutes a "parachute payment" to any extent under Section 280G of the Internal Revenue Code. The Company agrees to pay interest from July 1, 2002 through the Effective Date on the Severance Payment of $4,500,000 at the rate of six percent (6%) per annum.

     (b) Consulting Fees. As provided in Sections 4 and 11(b)(ii) of the Employment Agreement, the Company shall pay Executive a fixed monthly consulting fee of $53,570.76. Executive's rights and obligations with respect to the consulting fee shall be governed by Sections 4 and 11(b)(ii) of the Employment Agreement.

     (c) Executive Benefits. As provided in Section 11(b)(iii) of the Employment Agreement, the Company will at its expense, during Executive's lifetime, continue to provide benefits to Executive, his dependents, and his beneficiaries. To assist the Company in obtaining the requisite insurance coverage for Executive at favorable rates and under reasonable terms and conditions, Executive agrees to elect continued health coverage under the federal COBRA law, or any similar state law, for the maximum period permitted and provide the Company with insurance-related information reasonably requested by the Company. The Company acknowledges and agrees that Executive's election of COBRA coverage shall not preclude him from receiving, and shall not exempt the Company from providing, continued benefits during his lifetime even after the COBRA coverage expires.

     (d) SERP. The parties acknowledge and agree that no Company supplemental and excess retirement plans exist, and therefore no amount is owing to Executive under Section 11(b)(iv) of the Employment Agreement.

     (e) Stock Option and Restricted Stock Awards. The Company hereby agrees that, pursuant to Section 11(b)(v) of the Employment Agreement, all outstanding awards granted by the Company (including restricted stock awards) to Executive (the "Vested Awards") are fully (100%) vested, and all stock options and stock appreciation rights granted to the Executive became fully (100%) vested and immediately exercisable. A schedule of the Vested Awards is set forth on the attached Exhibit A.

     (f) Satisfaction of Section 11. Performance by the Company of the actions set forth in Sections 1(a) through 1(e) hereof shall be deemed to constitute full and complete compliance by the Company with Section 11 of the Employment Agreement.

     (g) Additional Covenants.

         (i) Office Rent. The Company agrees to pay the rent for Executive's office space located at 650 Town Center Drive, Suite 660, Costa Mesa, California 92626 through July 3, 2003 (at the same rental rate in effect as of November 30, 2002).

         (ii) Transferred Employees. The Company agrees to maintain [REDACTED] (the "Transferred Employees") on the Company's payroll through December 31, 2002 while they perform transitional services for Executive. After December 31, 2002, the Transferred Employees shall cease to be employees of ICN, and the Company shall: (a) reimburse Executive on a monthly basis for the Transferred Employees' salaries through July 31, 2003 (at their salary rate in effect as of November 30, 2002), provided that the Transferred Employees sign a written release of all claims against the Company in the form attached hereto as Exhibit B; and (b) pay the Transferred Employees' COBRA health insurance premiums through July 31, 2003, provided that they timely elect to continue their health insurance coverage under the federal COBRA law at the same level of coverage in effect as of December 31, 2002.

         (iii) Purchase of Company Airplane. If Executive provides the CEO written notice within thirty (30) days of the Effective Date that he wishes to purchase the Company's Boeing 727 airplane (the "Airplane"), the Company agrees to sell the Airplane to Executive at fair market value as determined by an independent airplane appraisal company mutually agreeable to the parties, which appraisal shall be obtained no later than May 31, 2003.

         (iv) Book Rights. The Company agrees to assign to Executive any and all right, title, and interest it may possess in Executive's biography to be published by HarperCollins Publishers Inc. ("HarperCollins"). Executive acknowledges that the Company has represented to Executive that the Company has communicated to HarperCollins that the Company has cancelled its purchase order, rejects any further obligation pursuant to the purchase requisition, and is seeking a refund of amounts already paid. Executive agrees that, if necessary to settle any claim between HarperCollins and the Company with respect to this matter, he shall contribute up to $50,000 in settlement of said claim, provided that: (a) HarperCollins agrees to complete publication of the biography; (b) Executive retains all rights, title, and interest to the biography; and (c) ICN and HarperCollins agree that up to 20,000 copies of the biography shall be provided to Executive personally.

         (v) Attorneys' Fees. The Company agrees to pay up to a maximum of $100,000 (in addition to any such attorneys' fees paid by the Company as of December 20, 2002), for reasonable, documented fees, costs, and expenses of Executive's attorneys incurred in connection with his estate, tax, and financial planning or in connection with the negotiation, drafting and review of this Agreement and advice on issues related thereto. In addition, the Company agrees to pay all reasonable attorneys' fees incurred by the Debevoise & Plimpton law firm in rendering tax advice to Executive and the Company in connection with this Agreement.

         (vi) April 2001 Loan. Executive acknowledges his debt under an April 2001 loan from the Company to Executive of $2,731,519 (the "April 2001 Loan"), which shall remain subject to the terms of all applicable loan agreements and promissory notes entered into with respect to such April 2001 Loan. Executive and the Company agree that, pursuant to the terms of the April 2001 Loan, the only recourse for said loan shall be the stock collateral.

     2. EXPENSE REIMBURSEMENT. Executive agrees that, within thirty (30) days of the Effective Date, Executive will submit a documented expense reimbursement statement reflecting all business expenses incurred through the Termination Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for such expenses pursuant to its regular business practice.

     3. RELEASE OF CLAIMS. In exchange for the consideration provided under this Agreement, and except for obligations undertaken in this Agreement, Executive hereby generally and completely releases the Company and its predecessors, successors, parent and subsidiary entities, and affiliated entities and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates, and assigns from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive executes this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to Executive's employment with the Company and his service as an officer and director of the Company (specifically including, but not limited to, any claim related to the payment owed by Executive to the SEC in connection with Executive's individual settlement of the SEC Action); (b) all claims related to Executive's compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options (specifically including, but not limited to, any claim related to payment of any amount as a result of his August 9, 2002 Election to Surrender Stock Options with respect to option shares of the Company's stock, and any claim related to [REDACTED] Executive's exercise of 155,394 LTIP shares in June 2002), or any other ownership interests in the Company, provided, however, that any Vested Awards shall continue in full force and effect subject to their terms and conditions; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the California Fair Employment and Housing Act (as amended). Executive shall have, and shall not be deemed to waive or surrender, any rights, claims, or defenses, including, but not limited to, indemnification (including legal fees and expenses) from the Company (specifically excluding any right or claim to indemnification related to the SEC Action), available to him in relation to any pending or future litigation naming Executive as a defendant and involving acts committed or allegedly committed by Executive during his tenure with ICN, provided that any such claims shall relate directly to the causes of action against Executive in such litigation. Notwithstanding any other provision in this Section 3, in the event that a securities class action is brought by ICN shareholders other than Executive, and without Executive's instigation, solicitation, consent, encouragement, or participation (except as a member of a class of similarly situated shareholders), based upon acts, omissions, or events occurring on or after July 1, 2002, Executive shall not hereby waive or release his right to share ratably in the proceeds of such class action if he is otherwise permitted to do so by the terms of any judgment or settlement therein; provided, however, that Executive acknowledges that his release in this Section 3 includes any shareholder derivative claims. With respect to the Company's tax treatment of any amounts paid or benefits provided by the Company to Executive in 2002 or 2003, the Company shall allow Executive's accountant to comment directly to the Company's accountants with respect to such tax treatment, within ten (10) days of the Effective Date of this Agreement. The Company's accountants will, after considering and responding to such comments within ten (10) days of the receipt of such comments, make such adjustments, if any, as they determine in their sole discretion.

     4. RELEASE BY THE COMPANY. In exchange for the consideration provided under this Agreement, and except for obligations undertaken in this Agreement, the Company hereby generally and completely releases Executive from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive executes this Agreement; provided, however, that the foregoing release does not include any and all claims, liabilities, or obligations, known or unknown, that arise out of or are related to any of the claims, facts, circumstances, events, acts, conduct, or omissions alleged in any of the pleadings in the cases of James Herrig, IRA, derivatively on behalf of ICN Pharmaceuticals, Inc. v. Milan Panic, et al., No. 02CC00143 (Cal. Sup. Ct., filed June 6, 2002) and Paul Gerstley, derivatively on behalf of Nominal Defendant ICN Pharmaceuticals, Inc. v. Norman Barker, Jr., et al., No. 19947 (Del.Ch., filed October 1, 2002.)

     5. WAIVER OF UNKNOWN CLAIMS. In granting the releases herein, which include claims that may be unknown at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The parties hereby release any claims under that section or any similar law or legal principle in any jurisdiction, including, but not limited to, claims which may be unknown at present.

     6. NONDISPARAGEMENT/COOPERATION. Executive agrees not to disparage the Company, its officers, directors, employees, shareholders, or agents in any manner likely to be harmful to them or their business, business reputation, or personal reputation, and the Company (through its directors and officers) agrees not to disparage Executive in any manner likely to be harmful to him or his business, business reputation, or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry, or request for information when required by legal process. Executive agrees to provide reasonable cooperation in providing transition and background information to the Company with respect to the Company's past operations and activities; and to provide reasonable cooperation and complete and accurate information to the Company (voluntarily, without requiring a subpoena or other compulsion of law) in the event of litigation against the Company and/or its officers or directors. Executive further agrees that he will not, after the Effective Date of this Agreement, assist any person in bringing or pursuing any claim or action of any kind against the Company, unless pursuant to subpoena or other compulsion of law, and Executive represents that he has not rendered any such assistance since December 29, 2002.

     7. RETURN OF COMPANY PROPERTY/CONFIDENTIAL INFORMATION. Executive agrees that, as of the Effective Date, Executive will return to the Company all Company documents (and all copies thereof) and other Company property in Executive's possession or control, including, but not limited to: Company transaction books, correspondence, memos, minutes, files, notes, notebooks, records, agreements, plans, proposals, forecasts, reports, studies, financial information, research and development information, sales and marketing information, operational information, personnel information, product specifications and formulas, drawings, computer-recorded information, code, software, tangible property (including, but not limited to, computers, cellular telephones, pagers), credit cards, entry cards, identification badges and keys to any Company-owned or Company-leased premises or property; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to ensure that he has returned all such property, wherever it is located; and that his performance of his obligation to return property as provided in this section is a precondition to his receipt of the Severance Payment hereunder. Executive agrees not to use or disclose the Company's confidential or proprietary information except in the course of his service as a director as duly authorized by the Company's board in writing. Executive agrees to comply with any obligations regarding the protection of the Company's proprietary and confidential information, assignment and disclosure of inventions, and return of property that the Executive may have undertaken previously in agreements Executive has signed with the Company. With respect to Company transaction books, records, bound volumes, and any other Company documents which the Company's General Counsel previously authorized Executive to maintain in his possession, Executive shall maintain such documents in Orange County, California, and make any such document available for review and photocopying (at the Company's expense) by the Company immediately upon request during ordinary business hours. Executive further agrees that he will provide ICN with ICN documents currently in his possession of which he has more than one existing copy, upon request by ICN and at no cost to ICN.

     8. ARBITRATION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, enforcement, or breach of this Agreement shall be resolved, to the fullest extent permitted by law, by confidential, final, and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Orange County, California, under the then-existing JAMS rules. In the event of an arbitration, Executive and the Company shall first attempt to select a mutually agreeable arbitrator. In the event the parties are unable to agree upon an arbitrator within two (2) weeks from the filing of a demand for arbitration, JAMS shall provide a list of nine (9) available arbitrators. An arbitrator will be selected from such a list by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be determined by a toss of a coin. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury, judge, or administrative proceeding. The Company shall pay the costs and fees of the arbitration; however, the arbitrator, in his or her sole discretion, shall be authorized to determine whether and to what extent a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, disbursements (including, without limitation, expert witness fees and expenses), and costs arising from the arbitration. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief or other provisional relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     9. MISCELLANEOUS. This Agreement, including all exhibits attached hereto, constitutes the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any agreement, promise, warranty, or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements (including, but not limited to, the Employment Agreement, except to the extent specifically provided herein), promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and the CEO. This Agreement will bind the heirs, personal representatives, successors, and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable consistent with the intent of the parties insofar as possible. All amounts and benefits payable or provided to or for the benefit of Executive, his dependents or beneficiaries pursuant to this Agreement or otherwise shall be subject to applicable tax withholding and reporting. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

     IN WITNESS WHEREOF, the parties have duly executed and delivered or caused their authorized representatives to duly execute and deliver this Agreement.

                                   COMPANY:

                                   ICN PHARMACEUTICALS, INC.

                                   /S/ RANDY THURMAN
                                   -----------------------------------
                                   Randy Thurman
                                   Chairman, Compensation Committee of the
                                   Board of Directors

                                   Date:
                                        ------------------------------

                                   EXECUTIVE:

                                   /S/ MILAN PANIC
                                   -----------------------------------
                                   Milan Panic

                                   Date:
                                        ------------------------------

                                    EXHIBIT A

                                  VESTED AWARDS


Number    Option     Plan  Type   Granted     Price      Exercised    Vested       Cancelled    Unvested Outstanding  Exercisable
          Date
V00002     4/15/86   21    NQ         225,224    $2.5063      225,224      225,224            0        0          0          0
B00558     9/12/88   21    NQ          95,640   $19.2127            0            0       95,640        0          0          0
S00428     9/14/88   21    NQ         103,542    $2.9103      103,542      103,542            0        0          0          0
S00429     1/21/92   21    NQ         719,816   $17.9907      719,816      719,816            0        0          0          0
V00079     1/22/92   20    ISO        169,578   $26.2415      169,578      169,578            0        0          0          0
B00125     3/17/92   21    NQ          95,640   $21.9573       95,640       95,640            0        0          0          0
B00067     4/15/93   21    NQ          19,128   $10.1945            0       19,128            0        0     19,128     19,128
V00065     4/27/94   21    NQ         161,503   $12.0740            0      161,503            0        0    161,503    161,503
I00073     4/28/94   20    ISO          8,285   $11.3149        8,285        8,285            0        0          0          0
I00086     4/28/94   21    NQ         240,281   $11.3149            0      240,281            0        0    240,281    240,281
S00430     4/28/94   20    ISO         40,982    $9.5315       40,982       40,982            0        0          0          0
S00431     4/28/94   21    NQ         286,879    $9.5315      286,879      286,879            0        0          0          0
000321     7/26/96   21    NQ         150,000   $15.1667            0      150,000      150,000        0          0          0
000323     4/25/97   21    NQ         150,000   $13.6667            0      150,000      150,000        0          0          0
000324     4/25/97   21    NQ         129,000   $13.6667            0      129,000      129,000        0          0          0
000381      5/1/98   23    NQ         150,000   $45.2500            0      150,000            0        0    150,000    150,000
000588      4/9/99   23    NQ          14,880   $26.8750            0       14,880       14,880        0          0          0
000589      4/9/99   23    NQ          85,120   $26.8750            0       85,120       85,120        0          0          0
000801     1/19/01   23    NQ           8,534   $23.4375            0        8,534        8,534        0          0          0
000802     1/19/01   23    NQ          91,466   $23.4375            0       91,466       91,466        0          0          0
000925     3/22/01   23    NQ         200,000   $21.6000            0      200,000      200,000        0          0          0
001329      3/1/02   23    NQ           3,615   $27.6600            0        3,615            0        0      3,615      3,615
001330      3/1/02   23    NQ         221,385   $27.6600            0      221,385      221,385        0          0          0


                                    3,370,498               1,649,946    3,274,858    1,146,025        0    574,527    574,527



                                    EXHIBIT B

                          TRANSFERRED EMPLOYEES RELEASE

                                RELEASE AGREEMENT

In consideration for the payment by ICN Pharmaceuticals (the "Company") of my salary and benefits from June 30, 2002 through December 31, 2002, during which period I rendered services to Milan Panic ("Executive"), the reimbursement of Executive for the payment of my salary and COBRA health continuation benefits from January 1, 2003 through July 31, 2003 as provided in Executive's Closing Agreement with the Company, and a severance payment (equal to two weeks' pay in lieu of notice plus one week base pay for each full year of continuous service with the Company and one week base pay for any partial year of service in which I have completed six months or more of continuous service with the Company) within seven (7) days of my return to the Company of this signed Release Agreement, I agree to the following: (1) I will provide the Company with a timely notice of my election to continue health coverage under the Company's health insurance plan under the COBRA law; (2) I agree to immediately return all Company property and documents and any other embodiments of the Company's proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control, and I acknowledge my continuing obligations not to use or disclose the confidential or proprietary information of the Company; (3) I agree to hold in confidence the terms of this Agreement; and (4) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: any and all claims for severance payments or benefits under a letter I received from the Company dated June 5, 2002 and under any severance policy or plan of the Company; all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; and claims for any form of equity. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company.

Accepted and agreed:


-------------------------------                  -----------------------------
       Employee                                      Date


-------------------------------                  -----------------------------
   ICN Pharmaceuticals, Inc.                         Date

                                       1.